SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

     Filed by the Registrant ☒

     Filed by a Party other than the Registrant ☐

     Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    ☒ Definitive Proxy Statement

    ☐  Definitive Additional Materials
    ☐  Soliciting Material Under Rule 14a-12

I-Flow Corporation

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     ☒ No fee required.
     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)      Title of each class of securities to which transaction applies:

     (2)      Aggregate number of securities to which transaction applies:

     (3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)      Proposed maximum aggregate value of transaction:

     (5)      Total fee paid:

     ☐      Fee paid previously with preliminary materials:

     ☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)      Amount previously paid:

     (2)      Form, Schedule or Registration Statement No.:

     (3)      Filing Party:

     (4)      Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTRODUCTION
PROPOSAL I ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT FEES FOR FISCAL YEAR 2002
BOARD COMMITTEES AND MEETINGS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
STOCK PERFORMANCE GRAPH
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INCORPORATION BY REFERENCE
AVAILABILITY OF ADDITIONAL INFORMATION
OTHER BUSINESS
2004 STOCKHOLDER PROPOSALS

I-FLOW CORPORATION

20202 Windrow Drive
Lake Forest, California 92630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2003

     Dear I-Flow Corporation Stockholder:

     On Thursday, May 29, 2003, I-Flow Corporation will hold its annual meeting of stockholders at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California 92614. The meeting will begin at 9:30 a.m. local time.

     Only stockholders of record at the close of business on March 31, 2003 can vote at this meeting or any adjournments that may take place. At the meeting, the stockholders will consider the following actions:

1.	To elect two Class I directors to the board of directors who will serve until the 2006 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as I-Flow Corporation’s independent auditor for the fiscal year ending December 31, 2003.

3.	To attend to any other business properly presented at the meeting and any adjournments or postponements of the meeting.

     The foregoing items of business are more fully described in the proxy statement that is attached to and a part of this notice. Our board of directors recommends that you vote for all of the proposals.

By order of the board of directors,

Lake Forest, California April 10, 2003	Donald M. Earhart Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. You may revoke your proxy at any time before it is voted at the annual meeting by submitting a written notice of revocation to the Secretary of the Company or by filing a duly executed proxy bearing a later date. Your proxy will not be voted if your are present at the annual meeting and choose to vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

I-FLOW CORPORATION

20202 Windrow Drive
Lake Forest, California 92630

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS

INTRODUCTION

     Your proxy is solicited by the board of directors of I-Flow Corporation (the “Company”) for use at the 2003 annual meeting of stockholders to be held at 9:30 a.m. on Thursday, May 29, 2003, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and accompanying form of proxy will be first mailed to stockholders on or about April 10, 2003. The Company’s principal address is 20202 Windrow Drive, Lake Forest, California 92630. The annual meeting will be held at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California 92614.

Solicitation of Proxies

     The Company will bear the cost of solicitation of proxies. Proxies may be solicited in person or by telephone, facsimile, telegraph or cable by personnel of the Company who will not receive any additional compensation for such solicitation. The Company will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy material to the beneficial owners of such stock and will reimburse them for expenses incurred in so doing.

Record Date and Voting Rights

     Only stockholders of record at the close of business on the record date, March 31, 2003, are entitled to notice of, and to vote at, the annual meeting. As of March 31, 2003, the Company had 15,578,852 shares of common stock outstanding held by 387 record holders in addition to approximately 5,700 holders who do not hold shares in their own name. Shares of common stock each have one vote per share. A majority of the common stock outstanding on the record date and entitled to vote at the annual meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares of the Company’s common stock with respect to which the holders are present in person at the annual meeting but not voting, and shares for which the Company has received proxies but with respect to which holders of the shares have abstained, will be counted as present at the annual meeting for purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for purposes of determining whether a quorum exists.

     In voting for directors, the two candidates receiving the highest number of votes will be elected. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. All other matters submitted to the stockholders will require the affirmative vote of a majority of the Company’s outstanding shares of common stock present in person or represented by proxy at the annual meeting. For these matters, abstentions will be counted in tabulations of the votes cast on a proposal presented to stockholders and will have the same effect as a vote against the proposal, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

     Each proxy will be voted FOR the election of the two director nominees named herein, and FOR the ratification of Deloitte & Touche LLP as the Company’s independent auditor, unless you otherwise direct in your proxy. If you have appropriately directed how the proxy is to be voted, it will be voted according to your direction. You may revoke your proxy at any time before it is voted at the annual meeting by submitting a written notice of revocation to the Secretary of the Company or by timely filing a duly executed proxy bearing a later date. Your proxy will not be voted if you are present at the annual meeting and choose to vote the shares represented thereby in person.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Company’s certificate of incorporation was amended in May 2002 to provide for a board of directors that is divided into three classes, each with as nearly equal in number of directors as possible. The terms for each class are three years, staggered over time. This year, the term of the directors in Class I expires. Accordingly, two directors will be elected at the annual meeting.

     Both of the nominees for election as directors at the meeting set forth below are incumbent directors. These nominees have consented to serve as a director if elected and management has no reason to believe that any nominee will be unable to serve. Unless authority to vote for either of the nominees is withheld in a proxy, shares represented by proxies will be voted FOR such nominees. In the event that any of the nominees for director should be unavailable for re-election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee, if any, as the board of directors may propose. Proxies cannot be voted for more than two directors, the number of nominees herein.

Director Nominees

     Each of the persons listed below is nominated for election to Class I of the board of directors, each to serve a three year term ending at the 2006 annual meeting and until their respective successors are elected and qualified. The board of directors recommends a vote FOR the election of each of the nominees.

     James J. Dal Porto, 50, has been a director of the Company since 1996. Mr. Dal Porto has served as the Company’s Chief Operating Officer since 1994. He joined the Company in October 1989 as Controller, and was promoted to Treasurer in October 1990, to Vice President of Finance and Administration in March 1991, to Executive Vice President and Chief Financial Officer in March 1993, and to Chief Operating Officer in February 1994.

     Jack H. Halperin, Esq., 56, has been a director since 1991. Mr. Halperin is a corporate and securities attorney who has been in private practice since 1988. He was a member of Solinger, Grosz & Goldwasser, P.C. from 1981 to 1987 and then a member of Bresler and Bab from 1987 to 1988. He currently serves on the board of directors of Memry Corporation, a publicly held manufacturer of components for medical devices.

Continuing Directors

Class II

Currently serving until the 2004 Annual Meeting
and until their respective successors are elected and qualified.

     Joel S. Kanter, 46, has been a director since 1991. Mr. Kanter has been the President of Windy City, Inc., a private investment management firm since before 1992. He is also the former Managing Director of Investor’s Washington Service, a privately held Washington D.C. based service that provides information for corporations and institutional money managers. Mr. Kanter currently serves on the boards of directors of Windy City, Inc., a private investment management firm, Encore Medical Group, Inc., a public manufacturer of orthopedic implants, Magna-Labs, Inc., a public medical products company, and Logic Devices, Inc., a public company that designs semiconductor chips.

     Erik H. Loudon, 64, has been a director since 1991. Mr. Loudon is the Joint-Managing Director of Columbus Asset Management Limited in London, a privately held U.K. based investment company. Since 1978, he has been the Director of EHL Investment Services Limited, a private company in the British Virgin Islands, which provides investment management services for private clients. Mr. Loudon currently serves on the boards of directors of the following public investment funds: Blue Chip Selection Luxembourg, Emerge Capital Luxembourg, and Leaf Asset Management Luxembourg. From 1985 to 1989, he was also a director of Sarasin Investment Management, Ltd., a London subsidiary of Sarasin Bank, a private bank based in Switzerland.

Class III

Currently serving until the 2005 Annual Meeting
and until their respective successors are elected and qualified.

     John H. Abeles, M.D., 58, has been a director since 1985. Dr. Abeles has been the President of MedVest, Inc., a consulting and venture capital firm in the medical products industry, since before 1990. He currently serves on the boards of directors of Molecular Diagnostics, Inc., a publicly held medical products company, Dusa Pharmaceuticals, Inc., a public biopharmaceutical company, Encore Medical Inc., a public orthopedic products manufacturer, and Oryx Technology, Inc., a public technology management company. He is also general partner of Northlea Partners, Ltd., a private limited partnership.

     Donald M. Earhart, 58, has been a director since 1990. Mr. Earhart has been the Chairman of the board of directors since March 1991, the Chief Executive Officer since July 1990 and the President of the Company since June 1990. From 1986 to 1990, he was the President of Optical Division of Allergan, Inc.

     Henry Tsutomu Tai, Ph.D., M.D., 60, has been a director since 1990. Dr. Tai is the founder of the Company. Since 1977, he has been a practicing consultant in hematology and oncology. Dr. Tai holds a B.A. in Molecular Biology from Harvard University, a Ph.D. in Molecular Biology and a M.D. from the University of Southern California. Dr. Tai is currently the Secretary of the Company and, from 1985 to 1988, was the Chairman of the board of directors.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Our board of directors has again selected Deloitte & Touche LLP to serve as our independent auditor for the fiscal year ending December 31, 2003. Deloitte & Touche LLP has served as our auditor since 1987. Representatives of Deloitte & Touche LLP are expected to be at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Reasons for the Proposal

     Selection of our independent accountants is not required to be submitted for stockholder approval. Nonetheless, our board of directors is seeking ratification of its selection of Deloitte & Touche LLP from our stockholders as a matter of further involving the Company’s stockholders in its corporate affairs. If the stockholders do not ratify this selection, the board of directors will reconsider its selection of Deloitte & Touche LLP and will either continue to retain this firm or appoint new auditors upon recommendation of the audit committee. Even if the selection is ratified, the audit committee and our board of directors, in their discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required and Board Recommendation

     For Proposal 2 to be approved, it must receive the affirmative vote of a majority of the Company’s outstanding shares present in person or by proxy at the annual meeting. The board of directors recommends that you vote in FOR Proposal 2.

AUDIT FEES FOR FISCAL YEAR 2002

     Audit Fees. As noted above, the independent auditor of the Company during the fiscal year ended December 31, 2002 was Deloitte & Touche LLP. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit of the Company’s annual financial statements for the most recent fiscal year and for the review of the Company’s financial statements included in its quarterly reports on Form 10-Q during the year 2002 was $168,500.

     All Other Fees. There were no fees billed for other services, nor were other services rendered to the Company, by Deloitte & Touche LLP during the year 2002.

BOARD COMMITTEES AND MEETINGS

     The board of directors held a total of four meetings during the year ended December 31, 2002. All incumbent directors in 2002 attended at least 75% of the meetings of the board of directors and all committees on which they served. The board of directors has standing audit and compensation committees.

     The members of the audit committee of the board of directors are Joel Kanter, Jack Halperin and John Abeles. Mr. Kanter is the committee’s chairman. The audit committee operates under a written charter adopted by the board of directors which was attached to the Company’s 2001 proxy statement. All of the members of the audit committee are independent as determined by the listing standards of the National Association of Securities Dealers, Inc. The audit committee reviews with management and the Company’s independent public accountants such matters as the Company’s internal accounting controls and procedures, the plan and results of the audit engagement and suggestions of the accountants for improvements in accounting procedures. It considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent public accountants and reviews the respective costs related to the performance of such services. During each audit committee meeting, members of the audit committee and representatives of the accountants have an opportunity for discussions outside the presence of management, if desired. There were six audit committee meetings during the year ended December 31, 2002. See “Report of the Audit Committee” on page 5 of this proxy statement.

     The members of the compensation committee of the board of directors are Henry Tai, Jack Halperin and Erik Loudon. Dr. Tai is the committee’s chairman. The purpose of the compensation committee is to set policy concerning board of directors’ compensation, to review compensation issues concerning officers and key employees of the Company, and to administer and grant options and other awards under the Company’s equity incentive plan. There were three compensation committee meetings during the year ended December 31, 2002. See “Report of the Compensation Committee” on page 5 of this proxy statement.

Board Compensation

     Outside members of the board of directors are compensated by the Company for meetings, excluding committee meetings, attended and all members of the board of directors are reimbursed for their travel expenses. In addition, each outside member of the board of directors is paid a quarterly retainer of $1,500. In calendar year 2002, Messrs. Abeles, Halperin, Kanter, Loudon and Tai were considered to be outside members of the board of directors. The cash compensation for all of the outside directors in calendar year 2002 was $500 per meeting for telephonic attendance and $1,000 per meeting for in-person meeting attendance, plus the quarterly retainer described above. The total amount of outside directors’ fees paid by the Company in calendar year 2002 was $48,500.

     In addition, directors are eligible to receive stock options and other stock-based awards pursuant to the I-Flow Corporation 2001 Equity Incentive Plan. Following the approval of proposals considered at the 2002 Annual Meeting of Stockholders, the board of directors terminated the 1992 Non-Employee Director Stock Option Plan (the “1992 Director Plan”), and instead of the pre-determined annual grants under the 1992 Director Plan, each non-employee director is now eligible to receive grants of stock options and other stock-based awards at the discretion of the compensation committee. As of December 31, 2002, no options had been issued under the 2001 Equity Incentive Plan to non-employee directors.

     On January 2, 2002, prior to the termination of the 1992 Director Plan, options to purchase 50,000 shares at an exercise price of $2.91 per share were granted to directors of the Company under the 1992 Director Plan which provided that, on the first business day of each calendar year, each non-employee director then serving on the board of directors was automatically granted options to purchase 10,000 shares of Company common stock at an exercise price equal to the market price of the stock on the grant date. Options granted under the 1992 Director Plan which were currently outstanding as of the date of plan termination were unaffected by the plan termination and continued to vest under their original terms.

Report Of The Audit Committee

     The Audit Committee of the board of directors has reviewed and discussed the audited financial statements with management and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the independent auditor’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joel S. Kanter, Chairman Jack H. Halperin John H. Abeles, M.D.

Report Of The Compensation Committee

     This report is being included pursuant to the Securities and Exchange Commission rules designed to enhance disclosure of public companies’ executive compensation policies. This report addresses the Company’s compensation policies for fiscal year 2002 as they affected the Chief Executive Officer and the Company’s other named executive officers in this proxy statement.

     Compensation Philosophy. The compensation committee of the board of directors is responsible for establishing, reviewing and revising the Company’s executive compensation programs and policies. The compensation committee is composed of three non-employee directors and administers the Company’s executive compensation programs, including the Company’s stock incentive plan. The Company’s executive compensation program is designed to provide competitive levels of base compensation in order to attract, retain and motivate high quality employees, tie individual total compensation to individual performance and the success of the Company, and align the interests of the Company’s executive officers with those of its stockholders. In 2002, the Company’s executive compensation program primarily consisted of base salary plus the opportunity for performance-based annual cash bonuses and stock option grants.

     Executive Compensation Components. The compensation committee attempts to set base salary for the Company’s executive officers at levels that are competitive with compensation paid to top executives of similarly situated companies, and not significantly below cash compensation available to the Company’s key executives through alternative employment. However, because of the Company’s current and historical need to conserve its cash resources, a significant portion of the rewards for Company or individual performance has generally taken the form of stock-based awards. Additionally, in accordance with the Company’s compensation philosophy that total compensation should vary with Company performance, a large part of each executive officer’s potential total compensation is dependent on the performance of the Company as measured through its performance-based compensation program as set forth below.

     The Company has a short-term corporate officers’ incentive plan in which corporate officers participated in fiscal year 2002, the Corporate Officer Incentive Plan (the “COIP”). The COIP focuses participants (those individuals holding the offices of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) on achieving key financial and strategic objectives that are expected to lead to the creation of value for the Company’s stockholders and provide participants the opportunity to earn cash bonuses and stock option awards commensurate with performance. The COIP establishes predetermined performance goals and target awards for the Company on an annual basis. Actual performance compared to these goals determines the percentage used to calculate the bonus pool for cash bonuses and stock option grants at the end of the year. The COIP is annually reviewed and approved early in the fiscal year by the compensation committee and the board of directors. In determining the allocation of awards from the bonus pool to individual executive officers, the compensation committee, with the input of the Company’s Chief Executive Officer, emphasizes Company performance and the contributions made by those individuals to that performance. The compensation committee believes that such a retrospective analysis is most appropriate and practicable for an enterprise like the Company, which experiences many changes and operates in an uncertain environment and without the same types of standard measures of performance as are available to more seasoned companies.

     The compensation committee also administers the Company’s 2001 Equity Incentive Plan, pursuant to which the Company may grant various stock-based awards intended to compensate Company personnel and align the interests of the recipients with those of the Company’s stockholders. To date, only stock options have been granted under the plan. Because of the Company’s desire to conserve cash, the compensation committee has used stock options to reward executives for individual and Company performance and to provide incentives for pursuit of the Company’s goals. The compensation committee believes that these grants serve two purposes. First, they help to make up for any discrepancy between the cash compensation paid by the Company and salaries and bonuses available from other employers who would compete for the services of the Company’s executives. Second, the option grants are intended to give the recipients a meaningful stake in the Company’s long-term performance, with any ultimate realization of significant value from those options being commensurate with returns on investments in the Company’s stock.

     Based upon the Company’s performance in 2002, the compensation committee did not grant any cash bonus or long-term compensation awards to the Company’s three senior officers.

     Chief Executive Officer Compensation. The Company faces significant challenges in the coming years and will rely heavily upon the Chief Executive Officer for leadership, strategic direction and operational effectiveness. The Company’s long-term goals include succeeding in expanding its domestic and international marketing and sales distribution network, forming additional strategic alliances and building a strong organization to support the Company’s anticipated growth. The Chief Executive Officer will have ultimate responsibility for these goals as part of maximizing stockholders’ returns on their investments in the Company, and the compensation committee believes stockholders are best served if the Chief Executive Officer has significant incentives to meet these expectations.

COMPENSATION COMMITTEE

Henry T. Tai, Ph.D., M.D., Chairman Erik H. Loudon Jack H. Halperin, Esq.

Compensation Committee Interlocks And Insider Participation

     Dr. Tai, a member of the Company’s compensation committee, has been the Secretary of the Company since 1990. Dr. Tai does not receive any compensation from the Company for his services as Secretary.

Indebtedness Of Management

     During June 2001, the Company loaned Mr. Earhart $150,000 for personal use. The unsecured promissory note bears interest at 5.58% per annum and is required to be repaid in full by June 2011. Payments are made by Mr. Earhart through bi-weekly payroll deductions. As of March 31, 2002, the amount due to the Company under the note was approximately $130,000.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table sets forth the compensation paid for the last three fiscal years to the Company’s Chief Executive Officer and all other executive officers other than the Chief Executive Officer who were serving as executive officers of the Company at the end of the fiscal year ended December 31, 2002 and whose total annual salary and bonus for that fiscal year exceeded $100,000 (collectively, the “named executive officers”).

					Long-Term
				Compensation -
					Awards –
	Annual Compensation				Securities
					Underlying	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)(a)	Options (b)	Compensation ($)(c)

Donald M. Earhart (d)	2002	$332,640		$0	0	$19,308
President and	2001	329,151		100,000	174,291	17,706
Chief Executive Officer	2000	298,200		140,000	243,282	17,051
James J. Dal Porto (d)	2002	194,040		0	0	4,619
Executive Vice President and	2001	192,005		75,000	114,170	4,459
Chief Operating Officer	2000	173,950		85,000	141,407	3,513
James R. Talevich (d)	2002	147,000		0	0	2,107
Treasurer and	2001	146,192		21,000	33,502	1,887
Chief FinancialOfficer	2000	52,769	(e)	—	144,532	465

(a)	Cash bonuses shown for each year represent amounts earned for each year but paid in the subsequent year.

(b)	Unless stated otherwise, the option awards shown for each year were earned in that year and formally granted in the subsequent year. The 2001 option award to Mr. Earhart included options to purchase 24,291 shares pursuant to a deferred compensation program under which stock options are received in lieu of a portion of the cash bonus awarded in the fiscal year. The deferred cash bonus amount of $60,000 will be paid by the Company only upon the exercise of the related stock option to purchase 24,291 shares of the Company’s common stock. The 2000 option award to Mr. Earhart included options to purchase 113,282 shares representing a deferred cash bonus of $145,000. The 2001 option award to Mr. Dal Porto included options to purchase 14,170 shares representing a deferred cash bonus of $35,000. The 2000 option award to Mr. Dal Porto included options to purchase 66,407 shares representing a deferred cash bonus of $85,000. The 2001 option award to Mr. Talevich included options to purchase 8,502 shares representing a deferred cash bonus of $21,000. The 2000 option award to Mr. Talevich included options granted during fiscal 2000 to purchase 75,000 shares, and options granted during fiscal 2001 to purchase 69,532 shares, of which 19,532 shares represented a deferred cash bonus of $25,000.

(c)	The amounts shown for Mr. Earhart in 2002, 2001 and 2000 represent Company matching contributions to the I-Flow Corporation Retirement Savings Plan of $3,428, $2,946 and $2,898, respectively, and term life insurance premiums of $15,880, $14,760 and $14,153, respectively. The amounts shown for Mr. Dal Porto in 2002, 2001 and 2000 represent Company matching contributions to the I-Flow Corporation Retirement Savings Plan of $2,329, $2,169 and $2,053, respectively, and term life insurance premiums of $2,290, $2,290 and $1,460, respectively. The amounts shown for Mr. Talevich in 2002, 2001 and 2000 represent Company matching contributions to the I-Flow Corporation Retirement Savings Plan.

(d)	The terms and conditions of employment of Mr. Earhart, Mr. Dal Porto and Mr. Talevich are contained in employment agreements they have with the Company which are described under the caption “Employment and Change in Control Agreements” beginning on page 9.

(e)	Mr. Talevich began working for the Company on August 9, 2000. As a result, the $52,769 paid to Mr. Talevich in 2000 represents only a partial year’s salary.

Option Grants In Last Fiscal Year

          The following table shows information regarding stock options granted to the named executive officers during fiscal year 2002. Stock options shown were granted in January 2002 and awarded based on performance for the fiscal year 2001.

	Number of	Percent of				Potential Realizable
	Securities	Total		Market		Value at Assumed
	Under-	Options		Price Per		Annual Rates of Stock
	lying	Granted to		Share on		Price Appreciation for
	Options	Employees	Exercise	Date of		Option Term($)(c)
	Granted	in Fiscal	Price	Grant	Expiration
Name	(#)(a)	Year (b)	($/share)	($/share)	Date	0%($)	5%($)	10%($)

Donald M. Earhart	174,291	19.9%	$2.47	$2.91	1/2/07	$76,688	$216,814	$386,331
James J. Dal Porto	114,170	13.0%	2.47	2.91	1/2/07	50,235	142,025	253,067
James R. Talevich	33,502	3.8%	2.47	2.91	1/2/07	14,741	41,676	74,260

(a)	These options vest over a period of either three or five years. All options become immediately exercisable upon a change in control of the Company.

(b)	Based on a total of 877,702 options granted to employees during the fiscal year 2002, which amount includes stock options granted to officers in lieu of cash bonuses.

(c)	Potential realizable values are based on assumed annual rates of return specified by the Securities and Exchange Commission. The Company cautions shareholders and option holders that such increases in values are based on speculative assumptions and should not inflate expectations of the future value of their holdings.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised
	Acquired		Options At		In-the-Money Options At
	on	Value	Fiscal Year End (#)		Fiscal Year End ($)(a)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald M. Earhart	—	—	1,100,734	438,721	$97,641	$58,278
James J. Dal Porto	2,000	$5,320	283,467	249,479	40,221	31,963
James R. Talevich	—	—	54,121	123,913	4,618	14,851

(a)	Value of unexercised in-the-money options is based on the Nasdaq last sale price on December 31, 2002 of $1.56 per share.

Employment And Change In Control Agreements

     Employment Agreements

     Donald Earhart. Mr. Earhart joined the Company in May 1990 as the Chief Operating Officer. He became the President of the Company in June 1990, the Chief Executive Officer of the Company in July 1990 and the Chairman of the board of directors in March 1991. Upon the commencement of his employment, Mr. Earhart entered into a written employment agreement with the Company which was subsequently amended in June 2001. The employment agreement, as amended, is renewable annually at the discretion of the board of directors. Pursuant to the employment agreement, Mr. Earhart receives a minimum base salary which is subject to adjustment upward by the board of directors, plus a bonus to be determined annually by the board of directors based upon attainment of goals set by the board. Mr. Earhart also receives other benefits, such as insurance coverage, an automobile allowance and paid vacation. The Company provides Mr. Earhart with a life insurance policy providing coverage equal to at least two times his annual base salary. Mr. Earhart’s employment agreement also provides for a severance payment if he is terminated without cause or if he resigns because his job location is transferred without his consent. The severance payment includes a cash payment equal to three times the sum of (i) his annual salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the previous three full fiscal years. In addition, he is entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, together with any and all deferred and unpaid bonus amounts earned by Mr. Earhart prior to his termination. Lastly, all options granted to Mr. Earhart prior to the termination without cause remain exercisable for the remainder of their term, and he is entitled to receive three years of continued participation in the Company’s group medical insurance programs unless coverage is obtained through another employer. Mr. Earhart’s employment agreement provides that he is entitled to receive whatever additional severance payments he would qualify for under the terms of his separate agreement with the Company regarding a change in control, which was entered into in June 2001.

     James Dal Porto. In June 2001, Mr. Dal Porto entered into an amended and restated employment agreement with the Company. It provides for an initial base salary of $194,040, subject to adjustment upward by the board, plus a bonus to be determined in accordance with the terms of each year’s management bonus program as reasonably determined by the board of directors. Mr. Dal Porto also receives other benefits, such as insurance coverage, an automobile allowance and paid vacation. The Company provides Mr. Dal Porto with a life insurance policy providing coverage equal to at least two times his annual base salary. Mr. Dal Porto’s employment agreement also provides that he is entitled to a severance payment if he is terminated without cause or if he resigns his employment because his job location is transferred without his prior consent. The severance payment is a cash payment equal to two times the sum of (i) his annual salary plus (ii) an amount equal to the average annual bonus earned by Mr. Dal Porto in the previous three full fiscal years. He is also entitled to receive any bonus, or relevant portion thereof, earned for the fiscal year in which he is terminated. Upon a qualifying termination, Mr. Dal Porto’s unvested and outstanding stock options immediately become fully vested and exercisable for their remaining term. Finally, he is entitled to receive two years of continued participation in the Company’s group medical insurance programs, unless coverage is obtained through another employer. Mr. Dal Porto’s employment agreement provides that he is entitled to receive whatever additional severance payments that he would qualify for under the terms of his separate agreement with the Company regarding a change in control, which was entered into in June 2001.

     James Talevich. James Talevich joined the Company on August 9, 2000 as the Chief Financial Officer. Mr. Talevich entered into a written employment agreement with the Company that provides that he is entitled to a severance payment if he is terminated without cause, or if he resigns after being asked to accept a significant change in job responsibility that is clearly a demotion, relocate in order to remain employed or accept a reduction in salary or benefits. The amount of his severance payment is equal to six months of his base annual salary plus immediate vesting of all stock options granted up to the time of termination of his employment, with the exercise period for such options being no less than one year from the date of his termination. Amounts payable to Mr. Talevich upon a change in control of the Company are generally governed by his change in control agreement, which was entered into in June 2001.

     Change In Control Agreements

     Donald Earhart. In June 2001, Mr. Earhart entered into a change in control agreement with the Company which provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control of the Company. The severance benefits are payable if his employment with the Company is terminated within 90 days prior to or three years following a change of control, unless Mr. Earhart is terminated for cause or the termination is the result of Mr. Earhart’s voluntary resignation (which does not include resignations stemming from a material adverse change in responsibilities, status, compensation, authority or location of work place) or his death or disability.

     Mr. Earhart’s severance benefits generally consist of a lump sum cash payment equal to three times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for three years under the Company’s group medical insurance programs unless coverage is obtained through another employer. In addition, Mr. Earhart’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Earhart shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Earhart under the change in control agreement is in lieu of any severance payments that he might otherwise receive from the Company in the event of a change in control; provided, however, that if Mr. Earhart is terminated within 90 days prior to or three years after a change in control as a result of a disability, then Mr. Earhart’s benefits will be governed by his employment agreement.

     James Dal Porto. In June 2001, Mr. Dal Porto entered into a change in control agreement with the Company which provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control of the Company. The severance benefits are payable if his employment with the Company is terminated within 90 days prior to or two and one-half years following a change of control, unless Mr. Dal Porto is terminated for cause or the termination is the result of Mr. Dal Porto’s voluntary resignation (which does not include resignations stemming from a material adverse change in responsibilities, status, compensation, authority or location of work place) or his death or disability.

     Mr. Dal Porto’s severance benefits generally consist of a lump sum cash payment equal to two and one-half times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for two and one-half years under the Company’s group medical insurance programs unless coverage is obtained through another employer. In addition, Mr. Dal Porto’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Dal Porto shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Dal Porto under the change in control agreement is in lieu of any severance payments that he might otherwise receive from the Company in the event of a change in control; provided, however, that if Mr. Dal Porto is terminated within 90 days prior to or two and one-half years after a change in control as a result of a disability, then Mr. Dal Porto’s benefits will be governed by his employment agreement.

     James Talevich. In June 2001, Mr. Talevich entered into a change in control agreement with the Company which provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control of the Company. The severance benefits are payable if his employment with the Company is terminated within 90 days prior to or two years following a change of control, unless Mr. Talevich is terminated for cause or the termination is the result of Mr. Talevich’s voluntary resignation (which does not include resignations stemming from a material adverse change in responsibilities, status, compensation, authority or location of work place) or his death or disability.

     Mr. Talevich’s severance benefits generally consist of a lump sum cash payment equal to two times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for two years under the Company’s group medical insurance programs unless coverage is obtained through another employer. In addition, Mr. Talevich’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Talevich shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Talevich under the change in control agreement is in lieu of any severance payments that he might otherwise receive from the Company in the event of a change in control.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company’s common stock for the five years ended December 31, 2002 with The Nasdaq Stock Market Composite Index and the Surgical and Medical Instruments and Apparatus Industry Index (SIC Code 3841). The graph assumes that $100 was invested on December 31, 1997 in the Company’s common stock and each index and that all dividends were reinvested. No cash dividends have been declared on the Company’s common stock. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s common stock.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

I-Flow Corporation	100.00	36.09	117.46	44.38	87.28	46.15
Industry Index	100.00	111.33	134.83	139.10	152.93	123.78
Nasdaq Market Index	100.00	140.99	261.48	157.77	125.16	86.53

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The table below sets forth information regarding the beneficial ownership of the outstanding common stock of the Company as of March 15, 2003, of (i) each of the Company’s directors and nominees and each of the named executive officers, (ii) each person known by the Company to be the beneficial owner of more than 5% of Company common stock, and (iii) all of the Company’s directors and executive officers as a group. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to the Company by such beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. Percentage of ownership is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The table below includes the number of shares underlying options and warrants that are exercisable within 60 days from March 15, 2003. As of March 15, 2003, there were 15,540,949 shares of common stock of the Company outstanding.

	Number of Shares of		Percentage of Shares
Name and Address of	Common Stock		of Common Stock
Beneficial Owner (1)	Beneficially Owned		Beneficially Owned (%)

Donald M. Earhart	1,425,297	(2)	8.6%
John H. Abeles, M.D.	404,019	(3)	2.6
James J. Dal Porto	335,852	(4)	2.1
Jack H. Halperin	55,950	(5)	*
Joel S. Kanter	143,500	(6)	*
Erik H. Loudon	43,831	(7)	*
James R. Talevich	102,110	(8)	*
Henry T. Tai, Ph.D., M.D.	510,184	(9)	3.3
All directors and executive officers as a group (8 Persons)	3,020,743	(10)	17.6

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person in this table is c/o I-Flow Corporation, 20202 Windrow Drive, Lake Forest, California 92630.

(2)	Includes (i) 289,194 shares of common stock held of record by Mr. Earhart, (ii) 43,073 shares of common stock held of record by Mr. Earhart’s immediate family, and (iii) 1,093,030 shares of common stock issuable upon the exercise of stock options held by Mr. Earhart which are exercisable within 60 days. Does not include 321,425 shares issuable upon exercise of stock options granted to Mr. Earhart, but not exercisable within 60 days.

(3)	Includes (i) 381,519 shares of common stock held of record by Northlea Partners Ltd., a limited partnership, of which Dr. Abeles is the general partner (as to which Dr. Abeles disclaims beneficial ownership except to the extent of his pecuniary interest therein) and (ii) 22,500 shares of common stock issuable upon exercise of stock options held by Northlea Partners, Ltd. which are exercisable within 60 days. Does not include 7,500 shares issuable upon exercise of options granted to Northlea Partners, Ltd., but not exercisable within 60 days.

(4)	Includes (i) 114,808 shares of common stock held of record by Mr. Dal Porto and (ii) 221,044 shares of common stock issuable upon exercise of stock options held by Mr. Dal Porto which are exercisable within 60 days. Does not include 181,702 shares issuable upon exercise of stock options granted to Mr. Dal Porto, but not exercisable within 60 days.

(5)	Includes (i) 13,450 shares of common stock held of record by Mr. Halperin and (ii) 42,500 shares of common stock issuable upon exercise of stock options held by Mr. Halperin which are exercisable within 60 days. Does not include 7,500 shares issuable upon exercise of stock options granted to Mr. Halperin, but not exercisable within 60 days.

(6)	Includes (i) 100,000 shares of common stock held of record by Windy City, Inc., a Delaware corporation (“Windy City”), (ii) 1,000 shares of common stock held of record by Mr. Kanter’s immediate family and (iii) 42,500 shares of common stock issuable upon exercise of options held by Windy City which are exercisable within 60 days. Does not include 7,500 shares issuable upon exercise of stock options granted to Windy City, but not exercisable within 60 days. Mr. Kanter is

Windy City’s President and a member of its board of directors. As a result, he has voting and dispositive power as to shares of Company common stock held by Windy City.

(7)	Includes (i) 4,000 shares of common stock held of record by Mr. Loudon, (ii) 2,331 shares of common stock held of record by Mr. Loudon’s immediate family, and (iii) 37,500 shares of common stock issuable upon exercise of stock options held by Mr. Loudon which are exercisable within 60 days. Does not include 7,500 shares issuable upon exercise of stock options granted to Mr. Loudon, but not exercisable within 60 days.

(8)	Includes (i) 24,500 shares of common stock held of record by Mr. Talevich and (ii) 77,610 shares of common stock issuable upon exercise of stock options held by Mr. Talevich which are exercisable within 60 days. Does not include 100,424 shares issuable upon exercise of stock options granted to Mr. Talevich, but not exercisable within 60 days.

(9)	Includes (i) 444,769 shares of common stock held of record by Dr. Tai, (ii) 640 shares of common stock held of record by Dr. Tai’s immediate family, (iii) 22,275 shares of common stock held of record by the Bea Adair Trust for which Dr. Tai is a trustee and (iv) 42,500 shares of common stock issuable upon exercise of stock options held by Dr. Tai which are exercisable within 60 days. Does not include 7,500 shares issuable upon exercise of stock options granted to Dr. Tai, but not exercisable within 60 days.

(10)	In addition to the options that are exercisable within 60 days held personally by the officers and directors in the table, this number includes (i) 142,500 shares of common stock, including options exercisable within 60 days, beneficially owned by Windy City and (ii) 404,019 shares of common stock, including options exercisable within 60 days, beneficially owned by Northlea Partners Ltd. Does not include 641,051 shares of common stock issuable upon exercise of stock options held by certain officers and directors, but not exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Company’s knowledge, no employees or directors of the Company who are subject to Section 16 of the Exchange Act failed to file on a timely basis reports regarding the Company’s securities required by Section 16(a) of the Exchange Act during the year ended December 31, 2002.

INCORPORATION BY REFERENCE

     In our filings with the Securities and Exchange Commission, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the Securities and Exchange Commission, so that information should be considered as part of the filing that you are reading. Our 2002 Annual Report on Form 10-K is incorporated by reference. Based on Securities and Exchange Commission regulations, the reports of the compensation committee and audit committee on page 5 and the stock performance graph on page 11 of this proxy statement, are specifically not incorporated by reference into any other filings with the Securities and Exchange Commission.

AVAILABILITY OF ADDITIONAL INFORMATION

     Copies of our 2002 annual report (which includes the 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission) have been distributed to stockholders. Additional copies and additional information are available without charge from our Secretary at 20202 Windrow Drive, Lake Forest, California 92630.

OTHER BUSINESS

     At the time of the preparation of this proxy statement, the Company’s board of directors had not been informed of any other matters that would be presented for action at the annual meeting. If any other matters are properly presented, the persons named in the accompanying form of proxy will vote or refrain from voting in accordance with their best judgment.

2004 STOCKHOLDER PROPOSALS

     Stockholders who wish to include proposals for action at the Company’s 2004 Annual Meeting of Stockholders in next year’s proxy statement and proxy card must cause their proposals to be received in writing by the Company at its address set forth on the first page of this proxy statement no later than December 12, 2003. Such proposals should be addressed to the Company’s Secretary, and may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. No business shall be conducted at any annual meeting except in accordance with the procedures set forth in our bylaws.

     Stockholders who do not present proposals for inclusion in the proxy statement but who still intend to submit a proposal at the 2004 Annual Meeting must, in accordance with the Company’s bylaws, provide timely written notice of the matter to the Secretary of the Company. To be timely, a stockholder’s written notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more then 90 days prior to the annual meeting as originally scheduled. If less than 70 days notice or prior public disclosure of the date of the scheduled annual meeting is given, then notice of the proposed business matter must be received by the Secretary not later than the close of business on the tenth day following the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made, whichever first occurs. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; the name and record address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; the class and number of shares of the Company’s stock which are beneficially owned by the stockholder; and any financial interest of the stockholder in such proposal.

By Order of the Board of Directors

Donald M. Earhart
Dated: April 10, 2003	Chairman of the Board of Directors and Chief Executive Officer

I-FLOW CORPORATION
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 29, 2003

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Donald M. Earhart and James J. Dal Porto, and each of them individually, as proxies, each with power of substitution, to vote and otherwise represent all of the shares of common stock of I-Flow Corporation held of record by the undersigned on March 31, 2003 at the Annual Meeting of Stockholders to be held on Thursday, May 29, 2003, and any adjournment thereof, as indicated below with like effect as if the undersigned were personally present and voting upon the following matters.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS:

1.	Election of two Class I directors named below to serve until the annual meeting of stockholders to be held in the year 2006 and until their successors have been duly elected and qualified.	FOR ☐ for all nominees listed below for whom stockholder is entitled to vote†	WITHHOLD ☐ AUTHORITY for all nominees listed below for whom stockholder is entitled to vote†	EXCEPTIONS ☐

Nominees:	James J. Dal Porto	Jack H. Halperin

†INSTRUCTIONS. To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

*Exceptions:

2.	Ratification of the selection of Deloitte & Touche LLP as the independent auditor of I-Flow Corporation for the fiscal year ending December 31, 2003.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	In their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the annual meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the above-named nominees and FOR the ratification of the selection of Deloitte & Touche LLP as the independent auditor of the Company. This proxy confers discretionary authority with respect to matters not known or determined at the time of mailing the notice of annual meeting and the enclosed proxy statement.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement furnished herewith and directs that his or her votes be cast by the above named proxies in the manner directed herein. All other proxies heretofore given by the undersigned to vote shares of common stock of I-Flow Corporation are expressly revoked.

Dated:	, 2003

Signature(s) of stockholder(s)

Signature(s) are required to match the name(s) printed hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Persons signing in the capacity of an attorney should submit powers of attorney.

Please sign and return this proxy in the enclosed envelope. The giving of this proxy will not affect your right to vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may also submit to the Secretary of the Company a later dated revocation or amendment to this proxy on any of the issues set forth above.